UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 12, 2009

ANTARES PHARMA, INC.
(Exact name of registrant specified in its charter)
Delaware	1-32302	41-1350192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

250 Phillips Blvd., Suite 290, Ewing, NJ		08618
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone, including area code:	(609) 359-3020

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)       On August 12, 2009, the Board of Directors (the “Board”) of Antares Pharma, Inc. (the “Company”) increased the size of the Board to seven members and, upon the recommendation of the Governance and Nominating Committee of the Board, appointed Eamonn P. Hobbs to the Board as a Class II Director and as a member of the Audit Committee of the Board. Mr. Hobbs’ term will expire at the Company’s 2012 Annual Meeting of Stockholders.

Following his appointment, and consistent with the Company’s independent director compensation plan (the “Plan”), the Company granted Mr. Hobbs an option to purchase 20,000 shares of the Company’s common stock at an exercise price per share of $0.95, the closing price per share of the Company’s common stock on the date of the grant. Under the terms of the Plan, Mr. Hobbs will also receive an option to purchase 30,000 shares of the Company’s common stock, at an exercise price of the closing price per share of the Company’s common stock on the date of the grant, at the time of the Company’s Annual Meeting of Stockholders and an annual retainer of $25,000. In addition, Mr. Hobbs will receive an annual retainer of $5,000 for his service as a member of the Audit Committee of the Board.

A copy of the Company’s press release announcing the appointment of Mr. Hobbs to the Board is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
99.1	Press Release by Antares Pharma, Inc., dated August 12, 2009, announcing the appointment of Eamonn P. Hobbs to the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PHARMA, INC.

Date:	August 14, 2009	By:	/s/ Paul K. Wotton
Name: Dr. Paul K. Wotton Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release by Antares Pharma, Inc., dated August 12, 2009, announcing the appointment of Eamonn P. Hobbs to the Board of Directors.